Exhibit 23.4

April 25, 2007

Thomas F. Shields

President and Chief Operating Officer

Rex Energy Corporation

1975 Waddle Road

State College, Pennsylvania 16803

Dear Tom:

Re:	Rex Energy Corporation; Registration Statement on Form S-1.

Surtek, Inc. (“Surtek”) hereby consents to the use of its name and the description of its evaluation of the application of the ASP process to the Lawrence Field in Illinois which is contained in the Registration Statement on Form S-1 of Rex Energy Corporation dated April 27, 2007, a draft of which was previously provided to Surtek.

Very truly yours,

/s/ Harry Surkalo
Harry Surkalo
CEO, Surtek, Inc.